Exhibit 10.1

July 16, 2018

Mr. Robert Hughes

Re:	Amendment to Terms of Employment (“Amendment”)

Dear Bob:

This letter amends and supplements the terms of your employment agreement with Everbridge, Inc. (the “Company”) dated February 14, 2018 (the “Agreement”). Capitalized terms used without definition herein shall have the meaning assigned to such terms in the Agreement.

1.	From and after the date of this Amendment, your title shall be President, Go-to-Market. You agree that such change shall not be deemed to constitute “Good Reason” as defined in the Agreement.

2.	You agree to forfeit three hundred seventy-five thousand (375,000) of the Option Shares previously granted to you. The remaining one hundred twenty-five thousand (125,000) Option Shares shall continue to vest on the same terms as previously granted, such that 31,250 Option Shares shall vest and become exercisable on July 31, 2018, and the remaining Option Shares will vest and become exercisable in a series of twelve (12) equal installments occurring every three (3) months following, and measured from, July 31, 2018, such that 100% of the Option Shares will be vested and exercisable on July 31, 2021; provided, however, that there has not been a Termination of Service as of each such date.

3.	Upon approval by the Board of Directors on or before July 16, 2018, you will receive a grant of 12,500 Restricted Stock Units (RSUs) and 12,500 Performance Stock Units (PSUs) (the “2018 Refresh Grant”). If the Board elects to award a PSU/RSU grant to the Company’s Executive Vice President of Product Management, Engineering and Operations that exceeds 25% of such officer’s initial RSU/PSU grant, then the 2018 Refresh Grant shall be likewise increased such that it represents an equivalent percentage of your initial 50,000 RSU / 50,000 PSU grant (the “Initial Grant”). The RSUs will be subject to annual cliff vesting, 33% 12 months after their grant date, another 33% 24 months after their grant date, and the balance of 34% 36 months after their grant date. The PSUs are eligible to vest following the Grant Date on the following terms:

Mr. Robert Hughes

July 16, 2018

a.	At the end of the fiscal quarter ended immediately after the second anniversary of the Grant Date (the “First Measurement Date”), up to sixty-two and one-half percent (62.5%) of the Shares subject to this Award will become eligible to vest based on the compound annual growth rate (the “CAGR”) achieved during the eight fiscal quarters preceding the most recent fiscal quarter. At the end of the fiscal quarter ended immediately after the third anniversary of the Grant Date (the “Second Measurement Date”), up to an additional sixty-two and one-half percent (62.5%) of the Shares subject to this Award will become eligible to vest based on the CAGR achieved during the twelve fiscal quarters preceding the most recent fiscal quarter. In each case, the CAGR shall be determined based on the Company’s consolidated revenue during each such quarter, as reported in the Company’s consolidated financial statements. Any such vesting will take place on the date that the Company files its Form 10-Q or Form 10-K for the applicable Measurement Date. The number of shares vested as of either measurement date shall be determined with reference to the following table:

REVENUE GROWTH	PSU VESTING	LINEAR INTERPOLATION VESTING
<20%	0%	No linear interpolation vesting

20% to 25%	5% to 12.5%	1.5% increased vesting for every 1% above 20%

25% to 30%	12.5% to 25%	2.5% increased vesting for every 1% above 25%

30% to 35%	25% to 50%	5% increased vesting for every 1% above 30%

40%	62.5%	Cliff vesting of added 12.5% of PSUs (no linear vesting)

b.	For the avoidance of doubt, only up to 62.5% of the Shares may vest on either the First Measurement Date or the Second Measurement Date. The PSUs shall expire with respect to any Shares not vested as of the Second Measurement Date.

c.	The Parties are entering into this agreement with the understanding and expectation that the Board of Directors will grant you the RSUs and PSUs as detailed in this Section 3. If for any reason the Board of Directors fails to grant you the RSUs and PSUs as detailed herein, this entire agreement shall be void ab initio and the terms of the February 14, 2018 Agreement shall remain in full force and effect as if this agreement had not existed.

Mr. Robert Hughes

July 16, 2018

4.	If either your employment is terminated by the Company other than for Cause (as defined in the Agreement), or you voluntarily terminate your employment with the Company for Good Reason (as defined in the Agreement), on or before March 31, 2019, then, in addition to the Salary payment set forth in clause 3(d) of the Agreement, the first installment (33%) of the RSU portion of the 2018 Refresh Grant and the second installment (33%) of the RSU portion of the Initial Grant will vest fully. If you resign for any reason during the period from January 1, 2019 through March 31, 2019, you agree to provide the Company with ninety (90) days’ working notice. Upon the completion of such notice period, in addition to the Salary payment set forth in clause 3(d) of the Agreement, (i) the first installment (33%) of the RSU portion of the 2018 Refresh Grant and the second installment (33%) of the RSU portion of the Initial Grant will vest fully, and (ii) you will be entitled to receive your Annual Bonus for the fiscal year ended December 31, 2018, in accordance with the terms of the Agreement and otherwise as determined by the Board with respect to other members of the Company’s Senior Management Team.

5.	Except as set forth in this Amendment, the terms and conditions of the Agreement remain in full force and effect.

Please sign below to indicate your agreement with the terms of this Amendment.

Very truly yours, EVERBRIDGE, INC.

By:	/s/ Jaime Ellertson
Jaime Ellertson Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO BY:

/s/ Robert Hughes
Robert Hughes

Date: July 12, 2018